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                                                                      EXHIBIT 12

                  GENERAL MOTORS CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

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
                                                                            NINE MONTHS ENDED
                                                                              SEPTEMBER 30,
                                                                          ----------------------
                                                                            1996         1995
                                                                          ---------    ---------
                                                                          (DOLLARS IN MILLIONS)
Income from continuing operations before cumulative effect
  of accounting change.................................................   $ 4,167.0    $ 4,436.0
United States, foreign, and other income taxes.........................     1,788.4      2,057.2
Equity in income of associates.........................................      (107.4)      (110.1)
Cash dividends received from associates................................        35.2         13.7
Amortization of capitalized interest...................................        40.8         38.3
                                                                          ---------    ---------
  Income from continuing operations before cumulative effect of accounting change, income taxes, undistributed income of
     associates, and amortization of capitalized interest..............     5,924.0      6,435.1
                                                                          ---------    ---------
Fixed charges included in income from continuing operations
     Interest and related charges on debt..............................     4,255.7      4,182.0
     Portion of rentals deemed to be interest..........................       196.5        181.0
                                                                          ---------    ---------
       Total fixed charges included in income from continuing
        operations.....................................................     4,452.2      4,363.0
                                                                          ---------    ---------
Earnings from continuing operations available for fixed charges........   $10,376.2    $10,798.1
                                                                          =========    =========
Fixed Charges
  Fixed Charges included in income from continuing operations..........   $ 4,452.2    $ 4,363.0
  Interest capitalized in the period...................................        37.5         37.5
                                                                          ---------    ---------
       Total Fixed Charges.............................................   $ 4,489.7    $ 4,400.5
                                                                          =========    =========
Ratios of earnings from continuing operations to fixed charges.........        2.31         2.45
                                                                          =========    =========
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